EXHIBIT 99.1
AIR METHODS
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                                              The #1 Airborne Healthcare Company

              AIR METHODS REPORTS 1Q2007 RESULTS AND 2Q2007 UPDATE
   Quarterly Revenue Increases 11.5%; Fully Diluted EPS Increases 42.9% to $0.30
                                    per Share

DENVER, CO., May 9, 2007 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported financial results for the first quarter ended March 31, 2007 and provided an update on April 2007 flight volumes. For the quarter, revenue increased 11.5% to $81.5 million from $73.0 million in the year-ago quarter. Net income for the first quarter of 2007 was $3.7 million or $0.30 per diluted share, compared with net income of $2.6 million or $0.21 per diluted share in the first quarter of 2006.

The increase in net income is primarily attributed to improved reimbursement per community-based transport during the quarter and reductions in maintenance expense. Net revenue per community-based transport increased 7.9% from $5,971 in the prior-year quarter to $6,443 in the current-year quarter. Maintenance expense for the current year quarter decreased 17.1% or $2.3 million, as compared with the prior-year quarter, even though total flight volume decreased by less than 1%.

The increase in net income was offset in part by a reduction in community-based transports for bases in operation greater than one year (Same-Base Transports), partially attributed to more severe weather conditions. Same-Base Transports decreased by 262 transports or 3.5% as compared with the prior-year quarter. Although weather cancellations increased by only 45 for bases in operation greater than one year, the reduction in Same-Base Transports was also attributed to shifting of transports to the Company's newly opened bases in adjacent locations. Total patients transported within the community-based operations increased from 7,612 in the prior-year quarter to 8,284 during the first quarter of 2007, an 8.8% increase.

For the first quarter, community-based revenue increased 17.3% to $53.4 million compared to $45.5 million in the prior year, while current period segment net income increased 16.5% to $7.9 million from $6.8 million. Hospital-based flight revenue decreased slightly from $26.0 million to $25.8 million in the current-year period, while segment net income increased from a loss of $0.2 million in the prior-year period to net income of $1.8 million in the current period. The increase in profitability within the hospital-based operations segment was primarily attributed to the decrease in maintenance expense referenced above, offset in part by lower-than-anticipated flight volume attributed to more severe weather conditions. Same-base flight volume within the hospital-based operations decreased 5.7% as compared with the prior-year quarter.

The Company also provided an update on April 2007 flight volume. Total community-based transports were 3,071 during April 2007 compared with 2,908 in April 2006. Same-Base Transports during the month of April decreased by 158 transports or 5.6% as compared with April 2006. Weather cancellations decreased by 67 transports for community bases in operation greater than one year during April 2007. The decrease in Same-Base Transports, despite a decrease in weather cancellations, was also attributed to shifting of transports to newly opened bases, as described above.

Aaron Todd, CEO, stated, "We have begun 2007 with very strong earnings growth. We are pleased to have achieved these results despite the impact of weather on our first quarter flight volume. Our fleet modernization efforts, combined with fewer maintenance events during the quarter, favorably impacted our maintenance expenditures. In addition, collections from our community-based transports remained strong. Days' sales outstanding in receivables at March 31, 2007 for community-based transports decreased eleven days as compared with March 31, 2006. In addition, our cash collections were at record levels in April. We continue to anticipate another year of strong growth in both revenue and net income given these strong fundamentals."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 4765039, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
                            ------------------
aeromedical transportation and medical services. The Air Medical Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 200 helicopters and fixed wing aircraft.

                                    AIRM(TM)
                                    --------
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at  Lytham  Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.


                        - FINANCIAL STATEMENTS ATTACHED -

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                               March 31, 2007   December 31, 2006
                                               ---------------  -----------------
ASSETS
------

Current assets:
Cash and cash equivalents                      $         5,528              4,219
Trade receivables, net                                  99,500            100,559
Other current assets                                    33,335             35,083
                                               ---------------  -----------------

Total current assets                                   138,363            139,861

Net property and equipment                              97,692             95,575
Other assets, net                                       16,066             14,721
                                               ---------------  -----------------

Total assets                                   $       252,121            250,157
                                               ===============  =================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable related to assets held for sale  $         7,087              9,560
Current portion of indebtedness                         10,826              9,963
Accounts payable, accrued expenses and other            31,502             28,306
                                               ---------------  -----------------

Total current liabilities                               49,415             47,829

Long-term indebtedness                                  59,107             62,346
Other non-current liabilities                           31,102             32,668
                                               ---------------  -----------------

Total liabilities                                      139,624            142,843

Total stockholders' equity                             112,497            107,314
                                               ---------------  -----------------

Total liabilities and stockholders' equity     $       252,121            250,157
                                               ===============  =================

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)

                                                             Quarter Ended
                                                                March 31,
                                                      ----------------------------

                                                           2007           2006
                                                      ---------------  -----------
Revenue:
Flight operations                                     $       79,161       71,424
Product operations                                             2,297        1,605
                                                      ---------------  -----------
Total revenue                                                 81,458       73,029
                                                      ---------------  -----------

Expenses:
Operating expenses                                            58,493       54,553
General and administrative                                    12,151        9,827
Depreciation and amortization                                  3,411        3,171
                                                      ---------------  -----------
                                                              74,055       67,551
                                                      ---------------  -----------

Operating income                                               7,403        5,478

Interest expense                                              (1,422)      (1,356)
Other, net                                                       455          346
                                                      ---------------  -----------

Income before income taxes                                     6,436        4,468

Income tax expense                                            (2,738)      (1,888)
                                                      ---------------  -----------


Net income                                            $        3,698        2,580
                                                      ===============  ===========

Income per common share:
  Basic                                               $         0.31         0.22
  Diluted                                             $         0.30         0.21

Weighted average common shares outstanding - basic        11,876,835   11,635,327
Weighted average common shares outstanding - diluted      12,362,198   12,278,738